Exhibit 99.1

PCSB Financial Corporation Announces Second Fiscal Quarter Financial Results and

Declares Quarterly Cash Dividend

Yorktown Heights, New York; January 28, 2021 – PCSB Financial Corporation (the “Company”) (NASDAQ: PCSB), parent of PCSB Bank (the "Bank"), today announced net income of $2.7 million, or $0.18 per diluted share, for the three months ended December 31, 2020 compared to $2.7 million, or $0.18 per diluted share, for the three months ended September 30, 2020 and $2.4 million, or $0.14 per diluted share, for the three months ended December 31, 2019. Net income was $5.4 million, or $0.36 per diluted share, for the six months ended December 31, 2020, compared to $5.2 million, or $0.32 per diluted, for the six months ended December 31, 2019.

On a non-GAAP basis, which excludes certain nonrecurring items, the Company recorded adjusted net income of $2.6 million, or $0.17 per diluted share, for the three months ended December 31, 2020 compared to adjusted net income of $2.7 million, or $0.17 per diluted share, for the three months ended September 30, 2020 and $2.3 million, or $0.14 per diluted share, for the three months ended December 31, 2019. Adjusted net income was $5.2 million, or $0.35 per diluted share, for the six months ended December 31, 2020 compared to $4.7 million, or $0.29 per diluted share, for the six months ended December 31, 2019. Reconciliations of GAAP to non-GAAP measures appear at the end of this release.

On January 27, 2021, the Board of Directors declared a regular quarterly cash dividend of $0.04 per share. The dividend is payable on or about February 26, 2021 to stockholders of record as of the close of business on February 12, 2021.

Second Quarter Highlights

•	Earnings before income taxes of $3.5 million for the quarter increased $54,000 or 1.6% from the linked quarter and $454,000 or 14.9% from the same quarter last year.
•	Net interest income of $11.5 million for the current quarter decreased $30,000 or 0.3% from the linked quarter and decreased $150,000 or 1.3% from the same quarter last year.
•	The net interest margin was 2.70% for the quarter, an increase from 2.69% in the linked quarter but a decrease from 2.94% for the same quarter last year.
•	Cost of interest-bearing deposits was 0.71% for the quarter, a decrease from 0.80% in the linked quarter and 1.20% for the same quarter last year.
•	The efficiency ratio was 70.72% for the current quarter compared to 70.86% for the linked quarter and 71.82% for the prior year quarter.
•	Average loans receivable, excluding SBA Paycheck Protection Program (“PPP”) loans, of $1.20 billion for the current quarter, an increase of 1.6% compared to the same quarter last year.
•	Average deposits of $1.38 billion for the current quarter, an increase of 11.0% compared to the same quarter last year.
•	Non-performing loans of $1.7 million increased $50,000 year-over-year and equates to 0.13% of total net loans receivable as of December 31, 2020.

President’s Comments

Commenting on the Company’s performance, Joseph D. Roberto, Chairman, President and Chief Executive Officer of PCSB Financial Corporation, said, “I am pleased with the Company’s operating and financial results despite the challenges presented by the prolonged pandemic.  As our quarter and six-month results indicate, we continue to provide stable core earnings and very strong asset quality.  We continue to follow strong safety protocols to protect the health and well-being of our employees and customers including the technology that allows them to work and bank remotely when necessary.  Meanwhile, with additional funding available for PPP loans we will continue to be a source of strength to our customers and communities in addressing their financial needs during these uncertain economic times. As we look ahead to 2021, we are optimistic that the latest stimulus package along with the progress on vaccinations will lead not only to a strong national economic recovery but opportunities for continued long-term growth and profitability for our shareholders.”

Loan Payment Deferrals

The COVID-19 pandemic has created extensive disruptions to the local economy and our customers. Through December 31, 2020, the Company has granted loan payment deferrals on 320 consumer and commercial loans whose borrowers have demonstrated financial hardship caused by COVID-19 with loan balances totaling $213.6 million. As of December 31, 2020, 26 loans totaling $31.9 million were still on deferral. Of those loans still on deferral as of December 31, 2020, $6.2 million are scheduled to resume payments prior to March 31, 2021, with the remainder scheduled to resume payments prior to January 31, 2022, however as we continue to assess our borrowers’ financial condition and individual circumstances in the coming weeks and months, additional payment deferrals may be granted.

The table below provides additional detail for those loans on deferral as of December 31, 2020 (dollar amounts in thousands):

Industry Sector:	Number of loans	Recorded Investment (2)	% secured by real estate collateral	Loan-to-Value % (3)	Weighted average term of remaining deferral (in months)
Consumer (1)	13	$5,531	100.0%	61.9%	2.7
Commercial:
Retail	3	11,591	100.0	53.4	12.0
Hotels and accommodation services	2	7,648	100.0	60.3	6.0
Food service	3	5,793	100.0	46.1	5.6
All other commercial	5	1,370	83.3	63.8	3.7
Total commercial	13	26,402	99.1	54.2	8.5
Total	26	$31,933	99.3%	55.6%	7.5

(1)	Includes first and second lien residential mortgages of $5.2 million and $294,000, respectively.
(2)	Includes loans classified as special mention and substandard of $2.5 million and $15.2 million, respectively.
(3)	Generally based on collateral values upon origination.

As of December 31, 2020, the Company does not participate in leveraged lending, shared national credits or credit card lending.

Income Statement Summary

Net income for the three months ended December 31, 2020 was $2.7 million, unchanged from the linked quarter and a $341,000 increase from $2.4 million in the prior year period. The change from the prior year period is primarily due to a $305,000 decrease in provision for loan loss, a $196,000 increase in noninterest income and a $103,000 decrease in noninterest expenses, partially offset by a $150,000 decrease in net interest income and a $113,000 increase in income tax expense.

Net interest income was $11.5 million for the quarter ended December 31, 2020, decreases of $30,000, or 0.3%, compared to the linked quarter, and $150,000, or 1.3%, compared to the prior year quarter. The decrease compared to the linked quarter is primarily the result of a $11.0 million, or 0.6%, decrease in average interest-earning assets, partially offset by a 1 basis point increase in net interest margin. The decrease in net interest income compared to the prior year period is primarily the result of a 24 basis point decrease in net interest margin, partially offset by a $118.3 million, or 7.4% increase in average interest-earning assets.

The net interest margin was 2.70% for the current quarter reflecting an increase of 1 basis point compared to 2.69% in the linked quarter and a 24 basis point decrease compared to 2.94% in the prior year quarter. When compared to the prior year period, despite continued asset growth and a decrease in funding costs, margin compression has resulted from significant decreases in market interest rates over the past year and a less profitable asset mix due to an increase in cash and cash equivalents. However, in the current quarter, the reduction in funding costs more than offset the decrease in asset yields, resulting in slight net interest margin expansion.

Net interest margin, excluding the effect of PPP loans was 2.66% for the current quarter compared to 2.63% in the linked quarter and 2.94% in the prior year quarter. Net interest margin, excluding the effect of PPP loans was 2.65% for the current year to date period compared to 2.98% in the prior year period.

The Company has experienced significant excess liquidity balances beginning in the June 2020 quarter due to deposit growth stemming from the various impacts of the pandemic, including, but not limited to, government stimulus, a decrease in consumer and commercial spending, and reduced loan growth due to suppressed originations and higher prepayment rates. Excluding the effects of this excess liquidity, net interest margin is estimated to have been 2.89% and 2.86% for the current and linked quarters, respectively. Some level of excess liquidity is expected to continue for the foreseeable future and is largely dependent on future government stimulus programs.

The yield on interest-earning assets for the current quarter was 3.32%, a 5 basis point decrease from the prior quarter and a 62 basis point decrease from the prior year quarter. A $54.3 million or 4.6% increase in average loans compared to the prior year quarter was more than offset by a decrease in asset yields, a result of decreases in market interest rates, the origination of lower yielding PPP loans, and significant increases in liquidity over the last nine months. The rate of asset yield decrease has slowed in recent quarters due to a more stable yield curve and earning asset composition.

The cost of interest-bearing deposits was 0.71% for the current quarter, decreases of 9 basis points from 0.80% in the prior quarter and 49 basis points from 1.20% in the prior year quarter. In response to the significant decrease in market interest rates in March 2020, deposit rate reductions have been implemented throughout the last year, the effects of which continue to be realized. At December 31, 2020, the weighted average cost of interest-bearing deposits was 0.54%. The cost of interest-bearing liabilities was 0.81% for the current quarter, decreases of 8 basis points from 0.89% in the prior quarter and 50 basis points from 1.31% in the prior year quarter. Over the remainder of the current fiscal year, the Company has $60.0 million of wholesale funding maturing, comprised of FHLB advances and brokered time deposits, with a weighted average cost of 2.08%. Additionally, over the same period the Company has $155.2 million of non-brokered time deposits maturing with a current weighted average cost of 1.05%. If interest rates stay constant, the Company expects the cost of these deposits to be reduced significantly.

The provision for loan losses was $107,000 for the three months ended December 31, 2020 compared to $109,000 in the linked quarter and $412,000 for the prior year quarter. Charge-offs, net of recoveries, were $102,000 for the three months ended December 31, 2020 compared to $76,000 for the linked quarter and $189,000 for the prior year quarter.  Non-performing loans as a percent of total loans receivable was 0.13% as of December 31, 2020, a decrease from 0.17% as of September 30, 2020 and 0.14% as of December 31, 2019.

Noninterest income of $743,000 for the three months ended December 31, 2020 increased $149,000 compared to the linked quarter and $196,000 compared to the prior year quarter. The increase compared to the linked quarter was primarily due to a $109,000 increase in swap income and a $41,000 increase in fees and service charges. The increase compared to the prior year quarter was primarily due to a $238,000 increase in swap income, partially offset by a decrease of $39,000 in fees and service charges. The reduction in fees and service charge income compared to the prior year quarter was due to the effects of reduced customer transaction activity since the start of the COVID-19 pandemic, however fee and service charge income has increased compared to the linked quarter.

Noninterest expense of $8.7 million for the three months ended December 31, 2020 increased $67,000 compared to the linked quarter and decreased $103,000 compared to the prior year quarter. The increase compared to the linked quarter was primarily due to increases of $103,000 in professional fees, $93,000 in pension costs and $88,000 in all other non-interest expenses, partially offset by a $130,000 decrease in communications and data processing and $87,000 in salaries and benefits. The decrease compared to the prior year quarter was caused primarily by decreases of $369,000 in salaries and benefits and $61,000 in communication and data processing costs, partially offset by increases of $124,000 in professional fees, $122,000 in FDIC insurance premiums and $81,000 in all other expenses. The Bank applied small bank assessment credits of $108,000 which fully offset its FDIC assessment for the prior year quarter. All available credits were applied as of June 30, 2020.

The effective income tax rate was 22.9% for the three months ended December 31, 2020, as compared to 22.5% for the prior year quarter. The Company expects an effective tax rate of approximately 21.5% for the year ending June 30, 2021.

Balance Sheet Summary

Total assets decreased $2.0 million to $1.79 billion at December 31, 2020 as compared to June 30, 2020.  However, the mix of assets changed due to decreases of $23.4 million in net loans receivable and $3.0 million in total investment securities, which was mostly offset by an increase of $26.2 million in cash and cash equivalents. The $23.4 million decrease in net loans receivable was the result of decreases in residential mortgages of $17.4 million, commercial mortgages of $5.8 million, commercial loans of $3.6 million, which included a decrease in PPP loans of $13.9 million, and home equity lines of credit of $2.2 million, partially offset by an increase in construction loans of $6.5 million. The increase in cash and cash equivalents is a result of an increase in deposits and reduced loan originations experienced during the quarter due to reduced economic activity resulting from the COVID-19 pandemic.

Total liabilities increased $2.3 million to $1.52 billion at December 31, 2020 as a $4.0 million increase in deposits which was partially offset by a $1.7 million decrease in all other liabilities.

Total shareholders’ equity decreased $4.4 million to $269.3 million at December 31, 2020 as compared to June 30, 2020. This decrease was primarily due to the repurchase of $11.3 million (784,170 shares) of common stock and $1.2 million of cash dividends declared and paid, partially offset by net income of $5.4 million and $2.3 million of stock-based compensation and reduction in unearned ESOP shares for plan shares earned during the period. As of December 31, 2020, there were 60,737 shares available to be repurchased under the current stock repurchase plan. On January 20, 2021, the stock repurchase plan was completed, in which the Company repurchased a total of 844,907 shares at an average price of $14.24 per share.

At December 31, 2020, the Company’s book value per share and tangible book value per share were $16.73 and $16.34, respectively, compared to $16.20 and $15.82, respectively, at June 30, 2020. Reconciliations of book value per share (GAAP measure) to tangible book value per share (non-GAAP measure) appear at the end of this release. At December 31, 2020, the Bank was considered “well capitalized” under applicable regulatory guidelines.

About PCSB Financial Corporation and PCSB Bank

PCSB Financial Corporation is the bank holding company for PCSB Bank. PCSB Bank is a New York-chartered commercial bank that has served the banking needs of its customers in the Lower Hudson Valley of New York State since 1871. It operates from its executive offices/headquarters and 15 branch offices located in Dutchess, Putnam, Rockland and Westchester Counties in New York.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the duration, extent and severity of the COVID-19 pandemic, including its impact on our business and operations, the impact of lost fee revenue and increased operating expenses, as well as its effect on our customers and issuers of securities, including their ability  to make timely payments on obligations, service providers and on economies and markets more generally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the Company's business; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

Contact: Joseph D. Roberto

Chairman, President and Chief Executive Officer

(914) 248-7272

PCSB Financial Corporation and Subsidiaries

Consolidated Balance Sheets (unaudited)

(amounts in thousands, except share and per share data)

	December 31,	June 30,
	2020	2020
ASSETS
Cash and due from banks	$159,000	$135,045
Federal funds sold	3,541	1,257
Cash and cash equivalents	162,541	136,302
Held to maturity debt securities, at amortized cost (fair value of $273,858 and $281,497, respectively)	266,949	275,772
Available for sale debt securities, at fair value	43,282	37,426
Total investment securities	310,231	313,198
Loans receivable, net of allowance for loan losses of $8,677 and $8,639, respectively	1,237,550	1,260,947
Accrued interest receivable	6,117	6,880
FHLB stock	6,305	6,308
Premises and equipment, net	19,524	20,853
Deferred tax asset, net	3,665	3,129
Bank-owned life insurance	25,280	25,019
Goodwill	6,106	6,106
Other intangible assets	189	229
Other assets	12,331	12,958
Total assets	$1,789,839	$1,791,929
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits	$1,187,319	$1,181,357
Non interest-bearing deposits	189,968	191,898
Total deposits	1,377,287	1,373,255
Mortgage escrow funds	10,610	10,123
Advances from Federal Home Loan Bank	106,023	106,089
Other liabilities	26,595	28,749
Total liabilities	1,520,515	1,518,216
Commitments and contingencies	-	-
Preferred stock ($0.01 par value, 10,000,000 shares authorized, no shares issued or outstanding as of December 31, 2020 and June 30, 2020, respectively)	-	-
Common stock ($0.01 par value, 200,000,000 shares authorized, 18,712,295 shares issued as of December 31, 2020 and June 30, 2020, and 16,097,867 and 16,898,137 shares outstanding as of December 31, 2020 and June 30, 2020, respectively)	187	187
Additional paid in capital	187,964	186,200
Retained earnings	145,472	141,288
Unearned compensation - ESOP	(10,657)	(11,145)
Accumulated other comprehensive loss, net of income taxes	(5,945)	(6,403)
Treasury stock, at cost (2,614,428 and 1,814,158 shares as of December 31, 2020 and June 30, 2020, respectively)	(47,697)	(36,414)
Total shareholders' equity	269,324	273,713
Total liabilities and shareholders' equity	$1,789,839	$1,791,929

PCSB Financial Corporation and Subsidiaries

Consolidated Statements of Operations (unaudited)

(amounts in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Interest and dividend income
Loans receivable	$12,182	$13,149	$24,729	$26,185
Investment securities	1,933	2,279	3,789	4,971
Federal funds and other	110	301	235	599
Total interest and dividend income	14,225	15,729	28,753	31,755
Interest expense
Deposits and escrow interest	2,158	3,358	4,590	6,659
FHLB advances	520	674	1,039	1,401
Total interest expense	2,678	4,032	5,629	8,060
Net interest income	11,547	11,697	23,124	23,695
Provision for loan losses	107	412	216	747
Net interest income after provision for loan losses	11,440	11,285	22,908	22,948
Noninterest income
Fees and service charges	363	402	685	804
Swap income	238	-	367	170
Bank-owned life insurance	129	134	261	271
Other	13	11	24	67
Total noninterest income	743	547	1,337	1,312
Noninterest expense
Salaries and employee benefits	5,520	5,889	11,127	11,653
Occupancy and equipment	1,374	1,333	2,692	2,648
Communications and data processing	446	507	1,022	1,038
Professional fees	503	379	903	783
Postage, printing, stationery and supplies	167	159	306	299
Advertising	100	100	200	200
FDIC assessment	122	-	235	-
Amortization of intangible assets	20	25	40	49
Other operating expenses	439	402	790	911
Total noninterest expense	8,691	8,794	17,315	17,581
Net income before income tax expense	3,492	3,038	6,930	6,679
Income tax expense	798	685	1,508	1,497
Net income	$2,694	$2,353	$5,422	$5,182
Earnings per common share:
Basic	$0.18	$0.15	$0.36	$0.33
Diluted	0.18	0.14	0.36	0.32
Weighted average common shares outstanding:
Basic	14,888,528	15,837,762	15,094,982	15,908,761
Diluted	14,899,020	15,909,855	15,094,982	15,996,251

PCSB Financial Corporation and Subsidiaries

Net Interest Margin Analysis (unaudited)

(dollar amounts in thousands)

	Three Months Ended
	December 31, 2020			September 30, 2020			December 31, 2019
	Average Balance	Interest / Dividends	Average Rate	Average Balance	Interest / Dividends	Average Rate	Average Balance	Interest / Dividends	Average Rate
Assets:
Loans receivable	$1,232,555	$12,182	3.95%	$1,252,595	$12,547	4.00%	$1,178,253	$13,149	4.46%
Investment securities (1)	313,812	1,933	2.51	315,292	1,856	2.40	358,760	2,279	2.55
Other interest-earning assets	168,608	110	0.26	158,038	125	0.31	59,678	301	2.00
Total interest-earning assets	1,714,975	14,225	3.32	1,725,925	14,528	3.37	1,596,691	15,729	3.94
Non-interest-earning assets	70,417			71,926			68,793
Total assets	$1,785,392			$1,797,851			$1,665,484

Liabilities and equity:
NOW accounts	$149,620	79	0.21	$149,466	89	0.24	$122,455	67	0.22
Money market accounts	255,961	211	0.33	250,297	238	0.38	161,075	472	1.16
Savings accounts and escrow	362,422	168	0.18	360,091	202	0.22	355,295	234	0.26
Time deposits	434,446	1,700	1.55	443,487	1,903	1.70	467,486	2,585	2.19
Total interest-bearing deposits	1,202,449	2,158	0.71	1,203,341	2,432	0.80	1,106,311	3,358	1.20
FHLB advances	106,034	520	1.94	106,067	519	1.94	117,712	674	2.27
Total interest-bearing liabilities	1,308,483	2,678	0.81	1,309,408	2,951	0.89	1,224,023	4,032	1.31
Non-interest-bearing deposits	178,538			184,085			138,346
Other non-interest-bearing liabilities	26,482			28,958			21,827
Total liabilities	1,513,503			1,522,451			1,384,196
Total shareholders' equity	271,889			275,400			281,288
Total liabilities and shareholders' equity	$1,785,392			$1,797,851			$1,665,484

Net interest income		$11,547			$11,577			$11,697
Interest rate spread - tax equivalent (2)			2.51			2.48			2.63
Net interest margin - tax equivalent (3)			2.70			2.69			2.94
Average interest-earning assets to interest-bearing liabilities	131.07%			131.81%			130.45%

(1) Tax exempt interest revenue is shown on a tax equivalent basis for proper comparison using a statutory federal income tax rate of 21% for all period presented. See reconciliation of non-GAAP measures at the end of this release.

(2) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(3) Net interest margin represents tax equivalent net interest income divided by average interest-earning assets.

PCSB Financial Corporation and Subsidiaries

Net Interest Margin Analysis (unaudited)

(dollar amounts in thousands)

	Six Months Ended December 31,
	2020			2019
	Average Balance	Interest / Dividends	Average Rate	Average Balance	Interest / Dividends	Average Rate
Assets:
Loans receivable	$1,242,575	$24,729	3.98%	$1,160,139	$26,185	4.51%
Investment securities (1)	314,552	3,789	2.44	378,975	4,971	2.63
Other interest-earning assets	163,323	235	0.29	52,796	599	2.25
Total interest-earning assets	1,720,450	28,753	3.35	1,591,910	31,755	3.99
Non-interest-earning assets	71,172			69,530
Total assets	$1,791,622			$1,661,440

Liabilities and equity:
NOW accounts	$149,543	168	0.22	$121,154	124	0.20
Money market accounts	253,129	449	0.35	155,477	935	1.19
Savings accounts and escrow	361,256	370	0.20	358,932	466	0.26
Time deposits	438,966	3,603	1.63	463,417	5,134	2.20
Total interest-bearing deposits	1,202,894	4,590	0.76	1,098,980	6,659	1.20
FHLB advances	106,051	1,039	1.94	119,784	1,401	2.32
Total interest-bearing liabilities	1,308,945	5,629	0.86	1,218,764	8,060	1.32
Non-interest-bearing deposits	181,312			139,486
Other non-interest-bearing liabilities	27,720			21,519
Total liabilities	1,517,977			1,379,769
Total shareholders' equity	273,645			281,671
Total liabilities and shareholders' equity	$1,791,622			$1,661,440

Net interest income		$23,124			$23,695
Interest rate spread - tax equivalent (2)			2.49			2.67
Net interest margin - tax equivalent (3)			2.70			2.98
Average interest-earning assets to interest-bearing liabilities	131.44%			130.62%

(1) Tax exempt interest revenue is shown on a tax equivalent basis for proper comparison using a statutory federal income tax rate of 21% for all period presented. See reconciliation of non-GAAP measures at the end of this release.

(2) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(3) Net interest margin represents tax equivalent net interest income divided by average interest-earning assets.

PCSB Financial Corporation and Subsidiaries

Condensed Financial Information (unaudited)

(amounts in thousands, except per share data)

	As of
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Condensed Balance Sheets
Cash and cash equivalents	$162,541	$162,739	$136,302	$84,912	$62,835
Total investment securities	310,231	318,509	313,198	309,618	327,835
Loans receivable, net	1,237,550	1,227,913	1,260,947	1,220,682	1,183,740
Other assets	79,517	81,914	81,482	80,663	74,757
Total assets	$1,789,839	$1,791,075	$1,791,929	$1,695,875	$1,649,167

Total deposits and escrow	$1,387,897	$1,383,432	$1,383,378	$1,287,510	$1,261,663
Advances from Federal Home Loan Bank	106,023	106,056	106,089	106,121	86,153
Other liabilities	26,595	27,908	28,749	29,827	21,512
Total liabilities	1,520,515	1,517,396	1,518,216	1,423,458	1,369,328
Total shareholders' equity	269,324	273,679	273,713	272,417	279,839
Total liabilities and shareholders' equity	$1,789,839	$1,791,075	$1,791,929	$1,695,875	$1,649,167

	Quarter Ended					Six Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Condensed Income Statements
Interest income	$14,225	$14,528	$14,821	$15,334	$15,729	$28,753	$31,755
Interest expense	2,678	2,951	3,362	3,809	4,032	5,629	8,060
Net interest income	11,547	11,577	11,459	11,525	11,697	23,124	23,695
Provision for loan losses	107	109	309	2,008	412	216	747
Noninterest income	743	594	1,177	580	547	1,337	1,312
Noninterest expense	8,691	8,624	8,533	8,520	8,794	17,315	17,581
Income before income tax expense	3,492	3,438	3,794	1,577	3,038	6,930	6,679
Income tax expense	798	710	834	360	685	1,508	1,497
Net income	$2,694	$2,728	$2,960	$1,217	$2,353	$5,422	$5,182

Earnings per share:
Basic	$0.18	$0.18	$0.19	$0.08	$0.15	$0.36	$0.33
Diluted	0.18	0.18	0.19	0.08	0.14	0.36	0.32

PCSB Financial Corporation and Subsidiaries

Selected Financial Data (unaudited)

	Quarter Ended					Six Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Performance Ratios (1):
Return on average assets	0.60%	0.61%	0.68%	0.29%	0.57%	0.61%	0.62%
Return on average equity	3.96%	3.96%	4.30%	1.77%	3.35%	3.96%	3.68%
Interest rate spread	2.51%	2.48%	2.47%	2.60%	2.63%	2.49%	2.67%
Net interest margin	2.70%	2.69%	2.72%	2.89%	2.94%	2.70%	2.98%
Efficiency ratio	70.72%	70.86%	67.53%	70.38%	71.82%	70.79%	70.30%
Adjusted efficiency ratio (2)	71.74%	71.28%	67.74%	70.87%	72.55%	71.51%	72.17%

Noninterest income to average assets	0.17%	0.13%	0.27%	0.14%	0.13%	0.15%	0.16%
Noninterest expense to average assets	1.95%	1.92%	1.95%	2.06%	2.11%	1.93%	2.12%

Average interest-earning assets to average interest-bearing liabilities	131.07%	131.81%	131.65%	129.78%	130.45%	131.44%	130.62%
Average equity to average assets	15.23%	15.32%	15.70%	16.60%	16.89%	15.27%	16.95%
Dividend payout ratio (3)	22.57%	23.09%	21.25%	52.01%	27.62%	22.83%	25.26%

PCSB Financial Corporation and Subsidiaries

Selected Financial Data (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	As of and for the quarter ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Loans to deposits	89.85%	89.17%	91.82%	95.40%	94.58%

Share Data:
Shares outstanding	16,097,867	16,634,237	16,898,137	16,898,137	17,372,308
Book value per common share	$16.73	$16.45	$16.20	$16.12	$16.11
Tangible book value per common share (4)	$16.34	$16.07	$15.82	$15.74	$15.74

Asset Quality Ratios:
Non-performing loans receivable	$1,668	$2,083	$1,795	$1,802	$1,618
Non-performing assets	$1,668	$2,083	$1,795	$1,802	$1,897
Allowance for loan losses as a percent of total loans receivable	0.70%	0.70%	0.68%	0.68%	0.52%
Allowance for loan losses as a percent of non-performing loans receivable	520.20%	416.32%	481.28%	463.15%	384.18%
Non-performing loans as a percent of total loans receivable, net	0.13%	0.17%	0.14%	0.15%	0.14%
Non-performing assets as a percent of total assets	0.09%	0.12%	0.10%	0.11%	0.12%

Net charge-offs (recoveries)	$102	$76	$17	$(122)	$189
Net charge-offs (recoveries) to average outstanding loans during the period (1)	0.03%	0.02%	0.01%	(0.04%)	0.06%

Capital Ratios (5):
Tier 1 capital (to adjusted total assets)	12.66%	12.41%	12.51%	13.19%	13.00%
Common equity Tier 1 capital (to risk-weighted assets)	17.74%	17.56%	16.98%	16.80%	17.24%
Tier 1 capital (to risk-weighted assets)	17.74%	17.56%	16.98%	16.80%	17.24%
Total capital (to risk-weighted assets)	18.42%	18.24%	17.65%	17.44%	17.74%

(1) Performance ratios for quarter ended periods are annualized.

(2) Adjusted efficiency ratio is a non-GAAP measure and is defined as noninterest expense, less certain nonrecurring items, divided by operating revenue, which is equal to net interest income plus non-interest income excluding certain nonrecurring items. In our judgment, the adjustments made to operating revenue allow investors and analysts to better assess our operating expenses in relation to our core operating revenue by removing the impact of certain one-time items and other discrete items that are unrelated to our core business. Reconciliations of GAAP to non-GAAP measures appear at the end of this release.

(3) Dividends declared per share divided by net income per share.

(4) Tangible book value per share is a non-GAAP measure and equals total shareholders’ equity, less goodwill and other intangible assets, divided by shares outstanding.  We believe this disclosure may be meaningful to those investors who seek to evaluate our equity without giving effect to goodwill and other intangible assets. Reconciliations of GAAP to non-GAAP measures appear at the end of this release.

(5) Represents Bank ratios.

PCSB Financial Corporation and Subsidiaries

Loan and Deposit Portfolios (unaudited)

(amounts in thousands)

	As of
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Mortgage loans:
Residential mortgages	$237,987	$245,008	$255,382	$266,684	$262,441
Commercial mortgage	801,348	794,248	807,106	775,378	741,171
Construction	17,551	11,512	11,053	24,929	22,787
Net deferred loan origination costs	600	666	739	925	1,054
Total mortgage loans	1,057,486	1,051,434	1,074,280	1,067,916	1,027,453
Commercial and consumer loans:
Commercial loans (1)	160,678	155,569	164,257	128,869	129,809
Home equity credit lines	27,653	29,249	29,838	30,994	31,460
Consumer and overdrafts	328	308	481	444	436
Net deferred loan origination costs	82	25	730	805	798
Total commercial and consumer loans	188,741	185,151	195,306	161,112	162,503
Total loans receivable	1,246,227	1,236,585	1,269,586	1,229,028	1,189,956
Allowance for loan losses	(8,677)	(8,672)	(8,639)	(8,346)	(6,216)
Loans receivable, net	$1,237,550	$1,227,913	$1,260,947	$1,220,682	$1,183,740

(1) Includes PPP loans of $35.7 million as of December 31, 2020 and September 30, 2020, $49.6 million as of June 30, 2020 and none at all other dates.

	As of
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Demand deposits	$189,968	$183,844	$191,898	$145,844	$140,218
NOW accounts	159,919	148,176	151,797	128,103	126,346
Money market accounts	256,132	253,176	239,942	192,779	162,208
Savings	354,882	349,805	343,352	330,310	354,078
Time deposits	416,386	442,011	446,266	482,550	468,764
Total deposits	$1,377,287	$1,377,012	$1,373,255	$1,279,586	$1,251,614

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited)

(dollar amounts in thousands, except share and per share data)

	Quarter Ended					Six Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Computation of Adjusted Net Income and Adjusted Earnings Per Share
Net income applicable to common stock (GAAP)	$2,694	$2,728	$2,960	$1,217	$2,353	$5,422	$5,182

Adjustments (1):
Prepayment income on loans receivable and investment securities	(136)	(58)	(30)	(4)	(95)	(195)	(466)
Gain on sale of foreclosed real estate	-	-	-	(31)	-	-	(37)
Gain on sale of investment securities	-	-	-	(29)	-	-	-
Adjusted net income (Non-GAAP)	$2,558	$2,670	$2,930	$1,153	$2,258	$5,227	$4,679

Average number of common shares outstanding:
Basic	14,888,528	15,302,838	15,334,098	15,437,173	15,837,762	15,094,982	15,908,761
Diluted	14,899,020	15,302,949	15,334,098	15,447,217	15,909,855	15,094,982	15,996,251
Earnings per share (GAAP):
Basic	$0.18	$0.18	$0.19	$0.08	$0.15	$0.36	$0.33
Diluted	0.18	0.18	0.19	0.08	0.14	0.36	0.32
Adjusted earnings per common share (Non-GAAP):
Basic	$0.17	$0.17	$0.19	$0.07	$0.14	$0.35	$0.29
Diluted	0.17	0.17	0.19	0.07	0.14	0.35	0.29

(1) Amounts included in income before income tax expense are presented net of tax.

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	Quarter Ended			Six Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Computation of tax equivalent net interest income
Total interest income	$14,225	$14,528	$15,729	$28,753	$31,755
Total interest expense	2,678	2,951	4,032	5,629	8,060
Net interest income (GAAP)	11,547	11,577	11,697	23,124	23,695
Tax equivalent adjustment	35	21	6	55	12
Net interest income - tax equivalent (Non-GAAP)	$11,582	$11,598	$11,703	$23,179	$23,707

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	Quarter Ended					Six Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Computation of Efficiency Ratio
Noninterest expense (GAAP)	$8,691	$8,624	$8,533	$8,520	$8,794	$17,315	$17,581

Net interest income (GAAP)	$11,547	$11,577	$11,459	$11,525	$11,697	$23,124	$23,695
Noninterest income (GAAP)	743	594	1,177	580	547	1,337	1,312
Total (GAAP)	12,290	12,171	12,636	12,105	12,244	24,461	25,007
Adjustments:
Prepayment income on loans receivable and investment securities	(176)	(73)	(39)	(5)	(123)	(249)	(600)
Gain on sale of foreclosed real estate	-	-	-	(40)	-	-	(47)
Gain on sale of investment securities	-	-	-	(38)	-	-	-
Adjusted total (Non-GAAP)	$12,114	$12,098	$12,597	$12,022	$12,121	$24,212	$24,360

Efficiency ratio (GAAP)	70.72%	70.86%	67.53%	70.38%	71.82%	70.79%	70.30%
Adjusted efficiency ratio (Non-GAAP)	71.74%	71.28%	67.74%	70.87%	72.55%	71.51%	72.17%

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	As of
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Computation of Tangible Book Value per Common Share
Total shareholders' equity (GAAP)	$269,324	$273,679	$273,713	$272,417	$279,839
Adjustments:
Goodwill	(6,106)	(6,106)	(6,106)	(6,106)	(6,106)
Other intangible assets	(189)	(209)	(229)	(250)	(274)
Tangible common shareholders' equity (Non-GAAP)	$263,029	$267,364	$267,378	$266,061	$273,459

Common shares outstanding	16,097,867	16,634,237	16,898,137	16,898,137	17,372,308

Book value per share (GAAP)	$16.73	$16.45	$16.20	$16.12	$16.11
Adjustments:
Effects of intangible assets	(0.39)	(0.38)	(0.38)	(0.38)	(0.37)

Tangible book value per common share (Non-GAAP)	$16.34	$16.07	$15.82	$15.74	$15.74